CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 29, 2023, relating to the financial statements and financial highlights of Impact Shares Affordable Housing MBS ETF, a series of Impact Shares Trust I, now known as CCM Affordable Housing MBS ETF, a series of Quaker Investment Trust, for the year ended June 30, 2023.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 25, 2024